Exhibit 4.11

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), is made and entered into as of September 30, 2013, by and among GOODMAN NETWORKS INCORPORATED (or its permitted successor), a Texas corporation (the “Company”), MULTIBAND CORPORATION, a Minnesota corporation and a wholly owned subsidiary of the Company (“Multiband”), MINNESOTA DIGITAL UNIVERSE, INC., a Minnesota corporation and wholly owned subsidiary of Multiband (“MB Digital”), MULTIBAND EWM, INC., a Texas corporation and wholly owned subsidiary of Multiband (“MB EWM”), MULTIBAND EWS, INC., a Texas corporation and wholly owned subsidiary of Multiband (“MB EWS”), MULTIBAND FIELD SERVICES, INCORPORATED., a Delaware corporation and wholly owned subsidiary of Multiband (“MB Field Services”), MULTIBAND MDU INCORPORATED, a Delaware corporation and wholly owned subsidiary of Multiband (“MB MDU”), MULTIBAND SUBSCRIBER SERVICES, INC., a Minnesota corporation and wholly owned subsidiary of Multiband (“MB Subscriber Services”), and MULTIBAND SPECIAL PURPOSE, LLC, a Minnesota limited liability company and wholly owned subsidiary of Multiband (“MB Special Purpose” and together with Multiband, MB Digital, MB EWM, MB EWS, MB Field Services, MB MDU, and MB Subscriber Services, collectively, the “Guaranteeing Subsidiaries” and each a “Guaranteeing Subsidiary”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Company has executed and delivered to the Trustee that certain Indenture dated as June 23, 2011, as amended by that certain First Supplemental Indenture dated as of August 30, 2013 (as supplemented, and as the same may be further amended, restated or supplemented from time to time, the “Indenture”), pursuant to which the Company issued 12.125% Senior Secured Notes due 2018 (collectively, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Company has furnished the Trustee with an Officers’ Certificate, resolution of its Board of Directors, and an Opinion of Counsel complying with the requirements of Sections 9.06, 13.04 and 13.05 of the Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and Trustee and a valid amendment to the Indenture have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed for the equal and proportionate benefit of all Holders of the Notes, as follows:

SECTION 1. AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 of the Indenture.

SECTION 2. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

SECTION 3. EFFECTIVENESS. Upon the execution and delivery of this Supplemental Indenture between the Company and the Trustee, this Supplemental Indenture shall become effective and the Indenture and the Notes shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture and the Notes for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

SECTION 4. RATIFICATION OF INDENTURE. The Indenture as specifically amended by this Supplemental Indenture is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Supplemental Indenture shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto under the Indenture or any other document related thereto nor constitute a waiver of any provision thereof.

SECTION 5. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 6. HEADINGS, ETC. Section headings of this Supplemental Indenture are inserted for convenience of reference only and are not to be considered part of this Supplemental Indenture for any other purpose.

SECTION 7. COUNTERPARTS. This Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

SECTION 8. TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals contained herein shall be taken as the statements of the Company, and the Trustee shall not assume any responsibility for their correctness. Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

GUARANTEEING SUBSIDIARIES:

MULTIBAND CORPORATION

MINNESOTA DIGITAL UNIVERSE, INC.

MULTIBAND EWM, INC.

MULTIBAND EWS, INC.

MULTIBAND FIELD SERVICES, INCORPORATED

MULTIBAND MDU INCORPORATED

MULTIBAND SUBSCRIBER SERVICES, INC.

MULTIBAND SPECIAL PURPOSE, LLC

By:	/s/ Steven Bell
Name: Steven Bell
Title: Chief Financial Officer
COMPANY: GOODMAN NETWORKS INCORPORATED
By:	/s/ Randal S. Dumas
Name: Randal S. Dumas
Title: Chief Financial Officer
TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Pat Giordano
Name: Pat Giordano
Title: Vice President

Signature Page to

Second Supplemental Indenture